Exhibit 5

August 18, 2011

Confidential

FundQuest Incorporated

75 State Street, 6th Floor

Boston, MA 02109

Technology Crossover Ventures

528 Ramona Street

Palo Alto, CA 94301

Re: Consent to Warrant Transfer and Assignment of Registration Rights

Dear Gentlemen:

FundQuest Incorporated (“FundQuest”) has requested that Envestnet, Inc., a Delaware corporation (the “Company”), approve the Transfer by FundQuest of that certain Warrant, dated February 8, 2010 (the “Warrant,” a copy of which is attached hereto as Exhibit A), to purchase shares of common stock, par value $0.005 per share of the Company, to TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII (A)”), and TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (collectively with TCV VII and TCV VII (A), the “Purchasers”) pursuant to a Warrant Purchase Agreement, to be dated August 18, 2011, between FundQuest and the Purchasers (the “Warrant Purchase Agreement”). FundQuest also references that certain stock purchase agreement (the “Stock Purchase Agreement”), dated August 5, 2011, between the Company and BNP Paribas Investment Partners USA Holdings Inc. and has requested that the Company acknowledge and agree that notwithstanding anything in the Warrant or the Stock Purchase Agreement to the contrary, FundQuest may Transfer the Warrant to the Purchasers. FundQuest has also requested that the Company acknowledge and agree to the assignment and transfer of all of the rights of FundQuest under that certain Registration Rights Agreement, dated as of February 22, 2010, by and among the Company and FundQuest (the “Registration Rights Agreement,” a copy of which is attached hereto as Exhibit B), to the Purchasers, as subsequent Holders of Registrable Common Stock (as defined in the Registration Rights Agreement), pursuant to Section 11 of the Registration Rights Agreement (the “Registration Rights Assignment”). Capitalized terms used but not defined herein are used with the meanings given to them in the Warrant.

The Company hereby consents to and approves the Transfer of the Warrant to the Purchasers for all purposes under the Warrant, including Section 2(d) thereof and acknowledges and agrees that FundQuest may Transfer the Warrant to the Purchasers under the Stock Purchase Agreement, including Section 5 thereof. The Company has received a copy of the Warrant from FundQuest and has received any other necessary assignments or other instruments from FundQuest in order to effect the Transfer of the Warrant to the Purchasers. The Company will issue the warrants in the form attached hereto as Exhibit C (the “Exchange Warrants”), to the Purchasers at the Closing.

The Company hereby acknowledges and agrees to the Registration Rights Assignment. The Company has received a copy of any necessary assignments or other instruments from FundQuest in order to effect the Registration Rights Assignment. Upon the Closing, the Purchasers will each become “Holders” under the Registration Rights Agreement, and the Warrant Shares then issuable upon exercise of the Exchange Warrants held by the Purchasers, and all other shares of Common Stock held by the Purchasers and then outstanding, will be Registrable Common Stock (as defined in the Registration Rights Agreement) entitled to the benefit of the Registration Rights Agreement. From and after the Closing, FundQuest will no longer hold any Registrable Common Stock (as defined in the Registration Rights Agreement) and will no longer be a “Holder” party to the Registration Rights Agreement.

This letter shall be governed by the laws of the State of New York, its rules of conflict of laws notwithstanding. Each of the Purchasers is an intended third-party beneficiary of this letter and FundQuest and the Company acknowledge and agree that the Purchasers are relying on this letter in entering into the Warrant Purchase Agreement and consummating the transactions contemplated thereby. This letter may not be amended, terminated or otherwise modified without the consent of each of FundQuest, the Company and the Purchasers.

This letter may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this letter by telecopy or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

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(Signature Pages Follow)

Sincerely,

ENVESTNET, INC.

By:	/s/ Peter H. D’Arrigo
Name:	Peter H. D’Arrigo
Title:	Chief Financial Officer

Agreed and Accepted As of The Date First Set Forth Above:

FUNDQUEST INCORPORATED

By:	/s/ Lincoln Ross
Name:	Lincoln Ross
Title:	President and Chief Executive Officer

Signature Page to Consent to Warrant Transfer and Assignment of Registration Rights